Exhibit 99.1

Martin Small to Succeed Gary Shedlin as BlackRock CFO in 2023

October 3, 2022

NEW YORK – (BUSINESS WIRE) – BlackRock, Inc. (NYSE: BLK) announced today that Martin Small will succeed Gary S. Shedlin as Chief Financial Officer in 2023.

Mr. Shedlin will transition his CFO responsibilities after the firm completes its 2022 financial reporting processes, which is anticipated to be on or about March 1, 2023, and will take on a new role as Vice Chairman working directly with key strategic clients of the firm. Mr. Small, Head of BlackRock’s U.S. Wealth Advisory business, will work with Mr. Shedlin in the interim to assure a smooth transition.

“Gary has been involved with – and a friend of – BlackRock for many years: first as our outside financial advisor and for the past decade as our CFO,” said Laurence D. Fink, BlackRock Chairman and CEO. “As an investment banker, he played a key role in our most transformational transactions. And as CFO, Gary has helped lead BlackRock through a crucial decade of the firm’s history. We are lucky that he will continue to play a vital role with the firm – now working more closely with clients who can benefit from his deep experience and strategic insight.”

Mr. Shedlin joined BlackRock in 2013 after serving as a long-time strategic advisor to the firm during his 25-year career as an investment banker advising companies in the financial services industry.

Mr. Small brings deep knowledge of BlackRock to the CFO role. As the head of the U.S. Wealth Advisory business the past four years, he has vastly expanded BlackRock’s capabilities for wealth clients. He previously served as head of iShares in the U.S. and Canada and in leadership roles for BlackRock’s Financial Markets Advisory unit. Mr. Small joined BlackRock in 2006 in its Legal & Compliance team after serving as a capital markets investment management and transactional associate for the law firm Davis Polk.

“Martin has had a truly ‘One BlackRock’ career at the firm, working across a diverse mix of teams that give him a broad and deep knowledge of the firm and our people,” said Mr. Fink. “As Martin steps into this new role as CFO, BlackRock and our shareholders will benefit from his broad understanding of the firm, sharp intellect and years of experience working with our clients in charting the path forward.”

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate

Forward-Looking Statements

This release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Factors that can cause results to differ, as well as additional factors that can affect forward-looking statements, are discussed in BlackRock’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com.

Contact:

Investor Relations

Caroline Rodda

212-810-3442

caroline.rodda@blackrock.com

Media Relations

Brian Beades

212-810-5596

brian.beades@blackrock.com

###